LEHMAN BROTHERS HOLDINGS INC.                                     Exhibit 99.3
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)
(In millions, except per share data)

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                                                           Three Months Ended                    % Change from
                                                 -------------------------------------    -----------------------------


                                                  May 31        Feb 28       May 31         Feb 28           May 31
                                                    2003          2003         2002          2003            2002
                                                 ----------- -- --------- -- ---------    ------------   --------------

Revenues:
   Principal transactions                            $1,275         $768         $627
   Investment banking                                   432          371          465
   Commissions                                          299          262          332
   Interest and dividends                             2,445        2,687        2,910
   Other                                                 19           12           13
                                                 -----------    ---------    ---------
      Total revenues                                  4,470        4,100        4,347
   Interest expense                                   2,179        2,389        2,684
                                                 -----------    ---------    ---------
      Net revenues                                    2,291        1,711        1,663             34%              38%
                                                 -----------    ---------    ---------

Non-interest expenses:
   Compensation and benefits                          1,168          873          848
   Technology and communications                        147          143          142
   Brokerage and clearance fees                          90           86           76
   Occupancy                                             73           82           71
   Professional fees                                     41           29           34
   Business development                                  37           32           40
   Other                                                 30           29           16
   Global real estate reconfiguration                    77            -            -
                                                 -----------    ---------    ---------
      Total non-interest expenses                     1,663        1,274        1,227             31%              36%
Income before taxes and dividends on trust
preferred securities                                    628          437          436
   Provision for income taxes                           173          122          126
   Dividends on trust preferred securities               18           14           14
                                                 -----------    ---------    ---------
                                                 -----------    ---------    ---------
Net income                                             $437         $301         $296             45%              48%
                                                 ===========    =========    =========
Net income applicable to common stock                  $426         $290         $285             47%              50%
                                                 ===========    =========    =========

Earnings per common share
   Basic                                              $1.76        $1.20        $1.16
                                                 ===========    =========    =========
   Diluted                                            $1.67        $1.15        $1.08
                                                 ===========    =========    =========

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